(12) INTERNATIONAL APPLICATION PUBLISHED UNDER THE PATENT COOPERATION TREATY (PCT)

(19) World Intellectual Property Organization
International Bureau

(43) International Publication Date
03 July 2025 (03.07.2025)

WIPO | PCT

(10) International Publication Number
WO MISSING A2

(51) International Patent Classification:
Not classified

(21) International Application Number:
PCT/IB2023/063290

(22) International Filing Date:
27 December 2023 (27.12.2023)

(25) Filing Language: English

(26) Publication Language: English

(72) Inventor; and
(71) Applicant: AVVENIRE, - [CA/CA]; 8335 Hwy 35, Clarington, Ontario L0B 1M0 (CA).

(81) Designated States *(unless otherwise indicated, for every kind of national protection available)*: AE, AG, AL, AM, AO, AT, AU, AZ, BA, BB, BG, BH, BN, BR, BW, BY, BZ, CA, CH, CL, CN, CO, CR, CU, CV, CZ, DE, DJ, DK, DM, DO, DZ, EC, EE, EG, ES, FI, GB, GD, GE, GH, GM, GT, HN, HR, HU, ID, IL, IN, IQ, IR, IS, IT, JM, JO, JP, KE, KG, KH, KN, KP, KR, KW, KZ, LA, LC, LK, LR, LS, LU, LY, MA, MD, MG, MK, MN, MU, MW, MX, MY, MZ, NA, NG, NI, NO, NZ, OM, PA, PE, PG, PH, PL, PT, QA, RO, RS, RU, RW, SA, SC, SD, SE, SG, SK, SL, ST, SV, SY, TH, TJ, TM, TN, TR, TT, TZ, UA, UG, US, UZ, VC, VN, WS, ZA, ZM, ZW.

(84) Designated States *(unless otherwise indicated, for every kind of regional protection available)*: ARIPO (BW, CV, GH, GM, KE, LR, LS, MW, MZ, NA, RW, SC, SD, SL, ST, SZ, TZ, UG, ZM, ZW), Eurasian (AM, AZ, BY, KG, KZ, RU, TJ, TM), European (AL, AT, BE, BG, CH, CY, CZ, DE, DK, EE, ES, FI, FR, GB, GR, HR, HU, IE, IS, IT, LT, LU, LV, MC, ME, MK, MT, NL, NO, PL, PT, RO, RS, SE, SI, SK, SM, TR), OAPI (BF, BJ, CF, CG, CI, CM, GA, GN, GQ, GW, KM, ML, MR, NE, SN, TD, TG).

Published:
— *without international search report and to be republished upon receipt of that report (Rule 48.2(g))*

WO MISSING A2

(54) Title: ADAPTIVE SUSPENSION FOR DUAL ON-ROAD / OFF-ROAD LIGHT VEHICLES

(57) Abstract: An adaptive suspension system permitting the variation of ride height in light vehicles by simple manual operations (and common simple tools), acting on an adaptive element included in the suspension design. The variation can be continuous or discrete between two limits and can be obtained by variation of dimensions or of position of the adaptive element; which permits on-road and off-road in the same vehicle, without adding or removing parts and without using complex systems like powered actuators. Two embodiments of the invention are a front and a rear suspension; both feature a configurable ride height and the latter, a suspension stiffness congruent adaptation.

DESCRIPTION

TITLE OF INVENTION

[001] Adaptive suspension for dual on-road / off-road light vehicles

TECHNICAL FIELD

[002] The invention relates to a mechanical adaptive suspension system (front and rear) for light vehicles meant to be used in either on-road or off-road.

BACKGROUND ART

[003] To date, the solutions commonly used for adapting the suspension of a vehicle to use on-road or off-road are lift kits and or adaptive ride height suspensions. Lift kits integrate mechanical components that are usually bolted on a low ride height vehicle of on-road configuration to increase its ride height, enabling off-road. Removing the lift kit reverts back to an on-road configuration. Alternatively, adaptive ride height suspensions use an active element by means of an actuator, which can be electrical, hydraulic, or pneumatic, and is integrated in the suspension design. Both solutions posed, the lift kits and the adaptive ride height suspensions, are effective but needlessly add mechanical complexity, cost, and weight. In addition, both solutions are generally adapting only to ride height, without adapting the suspension stiffness in terms of wheel rate.

[004] For vehicles with an on-road configuration, the ride height, consequently, the ground clearance, can be relatively low and have certain advantages in terms of ergonomics, stability, and energy consumption. For this reason a suspension with higher wheel rate (stiffer suspension) is generally preferred.

DESCRIPTION

[005] A low ride height in the same vehicle will face critical problems when approaching an off-road route, because of the low ground clearance and the adverse effects of a high wheel rate in terms of wheel travel and articulation (possible difference of ride heigh between the different wheels of the vehicle).

[006] Lift kits and adaptive ride height suspensions present important drawbacks. Lift kits are cumbersome to transport and cannot be installed without special tools. Adaptive ride height suspensions utilize actuators (which can be electrical, hydraulic, or pneumatic), and are impractical in terms of added weight, cost, and complexity on light vehicles.

[007] The present invention proposes the introduction, in the light vehicle suspension design, of simple, mechanical elements which can be manually adjusted as position or as dimension, with the result of modifying the ride height of the vehicle between a low value (on-road) and a high value (off-road). The adjustment can be discrete (minimum two choices – high / low) or continuous (any choice between high and low, these included).

DESCRIPTION OF INVENTION

[008] The preferred embodiments of the invention would adapt, (simultaneously and congruently with the ride height variation) the wheel rate (softer for high ride height in off-road and stiffer for the low ride height in on-road).

[009] As one of the possible embodiments, the invention presents the suspension of a light three-wheeled vehicle, but it can be applied in the same way for similar, four-wheeled light vehicles. The front suspension uses a double wishbone configuration with a push rod, where the push rod itself is the adaptive element. Said pushrod is adjustable in length, allowing for continuous variation that translates to a variable ride height. The rear suspension uses a swing arm (trailing

DESCRIPTION

arm) suspension where the mounting bracket (rocker) of the shock absorber on the frame is the adaptive element. Said rocker allows for discrete variation of its position between two available configurations. This translates to different ride heights depending on which mounting hole the rocker is affixed onto the frame.

[010] A suspension like the one proposed here permits variation of the ride height by using an adaptive mechanical element, permanently present on the vehicle, by manually adjusting its dimension or its position – allowing the vehicle to enable either on-road or off-road configurations without the disadvantages of the lift kit and or adaptive ride height suspension systems.

[011] In addition to the advantage of ride height variation, the embodiment of the invention allows the modification of the wheel rate for softer suspension for higher ride height level ideal for off-road routes.

DESCRIPTION OF DRAWINGS

[012] The present disclosure and its embodiments are referenced to the following accompany illustrations:

Fig. 1 Front suspension ride height variation

Fig. 2 Front suspension adaptive element – the push rod

Fig. 3 Front suspension positions

Fig. 4 Rear suspension ride height variation

Fig. 5 Rear suspension adaptive element – the rocker

Fig. 6 Rear suspension positions

DESCRIPTION

DETAILED DESCRIPTION OF EMBODIMENTS

[013] Fig. 1 Shows the two extreme positions of the adaptive ride height front suspension, on the left side: on-road position suspension, on the right side, the off-road position suspension. It is preferred to have a double wishbone suspension with a push rod – this solution offering a very simple variation of the ride height using the push rod (1) as mechanical adaptive element. The (1) length can modified between (2): push rod length for on-road and (3): push rod length for off-road . These are the extreme values resulting from the push rod design, but the variation is continuous, and consequently can be obtained as even values of length between the two extremes. The resulting wheel travel between the two extremes generates the variation of the ride height (4); the length variation of the push rod can be obtained using various mechanical solutions.

[014] Fig. 2 Shows one possible embodiment of the front suspension adaptive element – the push rod (1); here we have a push rod made in two separate threaded (left hand- right hand) ends, and an adjustment sleeve (5), with the same type of female threads; its rotation (using a simple hex wrench) is modifying the push rod (1) length; after getting the desired length, the two jam nuts (6) are blocking the length at the desired value (tool – a second common hex wrench).

[015] Fig. 3 Shows, overlapped, the two front suspension positions (ride heights). Dashed line: on-road position; solid line: off-road position.

[016] Fig. 4 Shows the two position of the rear adaptive ride height suspension, on the left side: on-road position suspension, on the right side, the off-road position suspension. The shock absorber upper mounting bracket is a rocker (7) with two possible mounting positions ; between these two discrete position we obtain a ride height variation (4);

DESCRIPTION

[017] One can notice that the system is adapting not only the ride height but also, in a congruent way, the wheel ratio: for on-road we have a higher shock absorber force arm (8), inducing a higher wheel rate (stiffer suspension), while for off-road we have a lower shock absorber force arm (9) inducing a higher wheel rate (stiffer suspension), both for the same shock absorber spring rate.

[018] Fig. 5 Shows one of the possible embodiments of the rear suspension adaptive element – the rocker, which is mounted on the bracket of the chassis (14) using two bolts – one as pivoting point, the second by using one of the two holes (12): hole for on-road position or (13): hole for off-road position. The same bolt/nut can be used on any of the two holes and the operations is very simple, requiring a common tool (hex wrench).

[019] Fig. 6 Shows, overlapped, the two rear suspension positions (ride heights). Dashed line: on-road position; solid line: off-road position.

INDUSTRIAL APPLICABILITY

[020] A suspension system like the one presented here can be used on light and limited price vehicles, with the purpose of permitting a dual use of the same vehicle, in on-road and of-road, with minimal added complexity, weight, price.

CLAIMS

CLAIMS

The claims of the present invention are defined by the following:

1. An adaptive suspension system comprising a front adaptive double wishbone suspension and rear adaptive swing arm suspension, permitting the variation of a light vehicle ride height by simple manual operations (and common simple tools), acting on an adaptive element included in the suspension design wherein the variation:
    - Can be continuous or discrete between two limits and can be obtained by variation of dimensions or of position of the adaptive element;
    - Permits either on-road or off-road configurations, without adding or removing parts and without using complex systems like powered actuators
2. Said front adaptive double wishbone suspension in claim 1, in conjunction with a rear adaptive swing arm suspension, uses an adaptive element, the push rod with continuous variable length between two limits, generating two ride heights, appropriate for use in on-road and off-road, wherein the length variation is obtained manually, using simple common tools
3. Said rear adaptive swing arm suspension in claim 2, uses the upper mounting bracket system of the shock absorber – a rocker, as the adaptive element which can be mounted on the frame bracket in one of the two discrete positions by simply changing one of the two mounting bolts from one hole generating a high ride height (off-road) to other hole generating a low ride height (on-road)
4. An additional design particularity of the system described by in claim 3, which permits, simultaneously with the ride height variation, a congruent wheel rate variation (softer suspension for off-road position)


2
ON-ROAD
3
OFF-ROAD
1
4

FIG. 1


6
5
2
3

FIG. 2


ON-ROAD
OFF-ROAD

FIG. 3


ON-ROAD
OFF-ROAD
7
8
9
4

FIG. 4


10
14
12
13
11

FIG. 5


ON-ROAD
OFF-ROAD

FIG. 6